As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290158
PROSPECTUS

59,893,548 Shares of Common Stock
Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 59,893,548 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of X4 Pharmaceuticals, Inc. (“X4,” “we,” “our” or the “Company”), a Delaware corporation, consisting of (i) 11,040,776 shares of Common Stock and (ii) 48,852,772 shares of Common Stock issuable upon the exercise of pre-funded warrants with a per share exercise price equal to $0.001 (the “Pre-Funded Warrants”).

The Shares and the Pre-Funded Warrants were acquired by the Selling Stockholders pursuant to securities purchase agreements by and among the Company and the Selling Stockholders, dated August 11, 2025 and August 12, 2025 (the “Purchase Agreements”). We are registering the resale of the Shares covered by this prospectus as required by registration rights agreements by and among the Company and the Selling Stockholders, dated August 11, 2025 and August 12, 2025 (the “Registration Rights Agreements”).

We will not receive any of the proceeds from sales by the Selling Stockholders of the Shares, except the exercise price of $0.001 per share of any of the Pre-Funded Warrants exercised by payment of cash.

The Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. However, our registration of the Shares does not mean that the Selling Stockholders will offer or sell any of the Shares. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 14. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XFOR.” On September 8, 2025, the last reported sale price of our common stock on Nasdaq was $3.39 per share.
Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2025.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under the shelf registration process, the Selling Stockholders may, from time to time, offer and sell the Shares described in this prospectus in one or more offerings. Information about the Selling Stockholders may change over time.

This prospectus provides you with a general description of the Shares the Selling Stockholders may offer. Each time the Selling Stockholders sell our Shares using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of Shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in shares of our common stock. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” for more information.

Neither we nor the Selling Stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the Selling Stockholders take any responsibility for or provide assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any prospectus supplement or any sale of Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States, neither we nor the Selling Stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts contained in this prospectus, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information referred to in the section entitled “Risk Factors” in this prospectus and the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as may be updated by subsequent annual, quarterly and other reports, which is incorporated by reference herein, are forward-looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan,” “anticipate,” “target,” “forecast” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Forward-looking statements are not historical facts and reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus and incorporated by reference herein. Such risks, uncertainties and other important factors include, among others, the following risks, uncertainties and factors:

•our ability to raise additional capital or achieve sufficient revenue to properly fund our business and operating plan as well as our ability to continue as a going concern;

•our expectations and goals for commercialization of XOLREMDI®, which has been approved for use as an oral, once-daily therapy to increase the number of circulating mature neutrophils and lymphocytes in patients 12 years of age and older with WHIM (warts, hypogammaglobulinemia, infections, and myelokathexis) syndrome in the United States and that XOLREMDI, our one product approved for commercial sale, upon which we depend almost entirely on to produce revenue faces an unknown market size and growth potential and we have not generated significant revenue from product sales to date, and we may never achieve profitability;

•our expectations that the reverse stock split will have its intended effects and that we will be able to maintain compliance with Nasdaq’s listing requirements and this will positively impact our ability to raise capital;

•the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and related preparatory work and the period during which the results of the trials will become available, as well as our research and development programs;

•the potential benefits, including clinical utility, that may be derived from XOLREMDI or any of our product candidates;

•the timing of and our ability to obtain and maintain regulatory approval of our existing product XOLREMDI (mavorixafor) or any product candidates that we may develop in the future, and any related restrictions, limitations, or warnings in the label of any approved product candidates;

•our plans to research, develop, manufacture and commercialize XOLREMDI or our product candidates;

•the timing of our regulatory filings for our product candidates, along with regulatory developments in the United States and other foreign countries;

•the size and growth potential of the markets for XOLREMDI and our product candidates, if approved, and the rate and degree of market acceptance of XOLREMDI and our product candidates, including reimbursement that may be received from payors;

•the benefits of U.S. Food and Drug Administration and European Commission designations, including, without limitation, Fast Track, Orphan and Breakthrough Therapy;

•our commercialization, marketing and manufacturing capabilities and strategy;

•our ability to attract and retain qualified employees and key personnel;

•our competitive position and the development of and projections relating to our competitors or our industry;

•our expectations regarding our ability to obtain and maintain intellectual property protection;

•the success of competing therapies that are or may become available;

•our estimates and expectations regarding future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements or our need for additional financing;

•our plans to in-license, acquire, develop and commercialize additional product candidates;

•the impact of laws and regulations;

•our plans to identify additional product candidates with significant commercial potential that are consistent with our commercial objectives;

•our strategies, prospects, plans, expectations or objectives; and

•other risks and uncertainties, including those listed or incorporated by reference in “Risk Factors.”

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus, any accompanying prospectus supplement, information incorporated by reference herein or therein, and any related free-writing prospectus. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements contained in this prospectus are made as of the date of hereof and we undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

PROSPECTUS SUMMARY
The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in shares of our common stock. You should carefully read this entire prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” herein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus as well as those contained in the other documents incorporated by reference herein.

Company Overview

We are a biopharmaceutical company discovering, developing and commercializing novel therapeutics for the treatment of rare diseases and those with limited treatment options, with a focus on conditions resulting from dysfunction of the immune system. On April 29, 2024, we announced that the U.S. Food and Drug Administration (“FDA”) approved our New Drug Application for mavorixafor, which is being marketed in the United States under the trade name XOLREMDI, for use as an oral, once-daily therapy in patients aged 12 years of age and older with WHIM (warts, hypogammaglobulinemia, infections, and myelokathexis) syndrome, to increase the number of circulating mature neutrophils and lymphocytes. WHIM syndrome is a rare combined primary immunodeficiency and chronic neutropenic disorder. Concurrent with the FDA approval of XOLREMDI and pursuant to its Rare Pediatric Disease designation, the FDA granted us a pediatric review voucher that we sold to another drug sponsor shortly thereafter.

Corporate Information

We were incorporated in August 2010 in the State of Delaware under the name Arsanis, Inc. On March 13, 2019, we completed the business combination with X4 Therapeutics, Inc. (formerly X4 Pharmaceuticals, Inc.) and we completed our corporate rebranding, changing our name to X4 Pharmaceuticals, Inc.

On April 28, 2025, we effected a 1-for-30 reverse stock split of our Common Stock (the “Reverse Stock Split”). All references to common stock share and per share amounts in this prospectus are presented on a post-Reverse Stock Split basis.

Our principal executive offices are located at 61 North Beacon Street, 4th Floor, Boston, MA 02134, and our telephone number is (857) 529-8300. Our website is located at http://www.x4pharma.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

THE OFFERING

Pursuant to this prospectus, the Selling Stockholders are offering on a resale basis an aggregate of 59,893,548 Shares held by the Selling Stockholders and issued or issuable pursuant to the Purchase Agreements and the Pre-Funded Warrants.

Shares offered by the Selling Stockholders	59,893,548 Shares, consisting of (i) 11,040,776 shares of Common Stock and (ii) 48,852,772 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants.
Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares, except the exercise price of $0.001 per share of any of the Pre-Funded Warrants exercised by payment of cash.
Risk Factors	You should read the “Risk Factors” section of this prospectus and our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, incorporated by reference herein, for a discussion of factors to consider carefully before deciding to invest in our securities.
Nasdaq Symbol	“XFOR”

DISCLOSURE OF CERTAIN FINANCIAL DATA REFLECTING REVERSE STOCK SPLIT

Reverse Stock Split
On April 28, 2025, we effected a 1-for-30 Reverse Stock Split of our Common Stock. Based on such Reverse Stock Split, the total number of outstanding shares of common stock was adjusted from 173,662,376 shares to approximately 5,788,686 shares on April 28, 2025 (after accounting for cash payments made in lieu of fractional shares). The audited consolidated financial statements of X4 included in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus, are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, all information presented in this prospectus has been adjusted to reflect the Reverse Stock Split.

The following financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 26, 2025, as adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future.

AS REPORTED

	Year Ended December 31,
(in thousands, except per share data)	2024	2023
Net loss attributable to common stockholders	$(37,450)	$(101,167)
Net loss per common share— basic and diluted	$(0.19)	$(0.57)
Weighted average shares of common stock—basic and diluted	201,062	177,812
Common shares outstanding at year end	170,947	167,435

AS ADJUSTED FOR 1-FOR-30 REVERSE STOCK SPLIT

	Year Ended December 31,
(in thousands, except per share data)	2024	2023
Net loss attributable to common stockholders	$(37,450)	$(101,167)
Net loss per common share— basic and diluted	$(5.59)	$(17.07)
Weighted average shares of common stock—basic and diluted	6,702	5,927
Common shares outstanding at year end	5,698	5,581

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, except the exercise price of $0.001 per share of any of the Pre-Funded Warrants exercised by payment of cash.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountant.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified in the table below of up to 59,893,548 Shares, consisting of (i) 11,040,776 shares of Common Stock and (ii) 48,852,772 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. The Selling Stockholders may sell some, all or none of the Shares. We do not know how long the Selling Stockholders will hold the Pre-Funded Warrants, whether the Selling Stockholders will exercise the Pre-Funded Warrants, and upon any such exercise, how long the Selling Stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

We have entered into the Registration Rights Agreements with the Selling Stockholders party thereto pursuant to which, among other things, we have provided them with certain registration rights and agreed to pay certain expenses and indemnify them from certain liabilities in connection with this offering. For more information, see our Current Reports on Form 8-K filed with the SEC on August 12, 2025 and August 13, 2025.

The following table presents information regarding the Selling Stockholders and the Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their holdings as of August 13, 2025, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the Selling Stockholders have sole or shared voting power or investment power as well as any shares that the Selling Stockholders have the right to acquire within 60 days after the date of this table, including the Shares. To our knowledge and subject to applicable community property rules, except as set forth in the footnotes below to the contrary, the Selling Stockholders named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned. The percentage of shares beneficially owned prior to and after the offering for each Selling Stockholder is based on 22,449,689 shares of our common stock actually outstanding as of August 13, 2025, and assumes the exercise in full of all warrants, including pre-funded warrants, owned by such Selling Stockholder, but not the warrants owned by any other Selling Stockholder. We cannot advise as to whether the Selling Stockholders will in fact sell any or all of such Shares. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Under the terms of the Pre-Funded Warrants held by the Selling Stockholders, a Selling Stockholder may not exercise its Pre-Funded Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, upon election by such holder, 9.99%) (the “Beneficial Ownership Limitation”) of our then-outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Pre-Funded Warrants that have not been exercised. By written notice to the Company, the Selling Stockholders may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided, that any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. Except as set forth in the footnotes below to the contrary, the number of shares listed as beneficially owned by the Selling Stockholders in the table below does not reflect the Beneficial Ownership Limitation.

	Shares Beneficially Owned Prior to the Offering		Number of Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering
Selling Stockholder	Number of Shares	Percentage of Total Outstanding Common Stock		Number of Shares	Percentage of Total Outstanding Common Stock
Funds managed by Empery Asset Management, LP(1)	17,769,694	9.99%	17,618,041	151,653	*%
Entities affiliated with Bain Capital Life Sciences Investors, LLC(2)	8,295,053	9.99%	7,047,216	1,247,837	4.13%
Entities affiliated with Growth Equity Opportunities 18 VGE, LLC(3)	8,801,976	30.33%	7,045,994	1,755,982	6.05%
Coastlands Capital Partners LP(4)	7,154,716	24.26%	7,047,216	107,500	*%
Deep Track Biotechnology Master Fund, Ltd.(5)	5,284,621	19.86%	5,284,621	—	—%
Trails Edge Biotechnology Master Fund, LP(6)	4,227,222	16.84%	4,227,222	—	—%
Entities affiliated with BVF Partners, L.P.(7)	3,522,030	14.84%	3,522,030	—	—%
Kalehua Capital Partners LP(8)	3,522,840	14.16%	3,522,840	—	—%
Blackwell Partners LLC – Series A(9)	1,627,220	7.06%	1,627,220	—	—%
Stonepine Capital, LP(10)	1,056,338	4.71%	1,056,338	—	—%
Nantahala Capital Partners Limited Partnership(11)	883,080	3.88%	883,080	—	—%
Pinehurst Partners, L.P.(12)	704,406	3.10%	704,406	—	—%
NCP RFM LP(13)	307,324	1.36%	307,324	—	—%

*    Indicates beneficial ownership of less than 1%.

(1) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 8,643,147 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Empery Asset Master, LTD (“EAM”) in the private placement, (ii) 2,431,050 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Empery Tax Efficient, LP (“ETE”) in the private placement, (iii) 6,543,844 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Empery Tax Efficient III, LP (“ETE III,” and collectively with EAM and ETE, the “Empery Funds”) in the private placement and (iv) 151,653 shares of Common Stock issuable upon the exercise of other warrants previously purchased by the Empery Funds that are not being registered hereunder. The Pre-Funded Warrants held by the Empery Funds contain beneficial ownership blockers that prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Empery Asset Management, LP, its affiliates and any person whose beneficial ownership would be attributable to it, would exceed 9.99%. The other warrants held by the Empery Funds contain beneficial ownership blockers that prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Empery Asset Management, LP, its affiliates and any person whose beneficial ownership would be attributable to it, would exceed 4.99%. The number of shares in columns 2, 4 and 5 above do not give effect to any Beneficial Ownership Limitation in the Pre-Funded Warrants or the other warrants held by the Empery Funds, but the percentages set forth in columns 3 and 6 do give effect to such Beneficial Ownership Limitations. Empery Asset Management LP, the authorized agent of each of the Empery Funds, has discretionary authority to vote and dispose of the securities held by such Empery Funds, as applicable, and may be deemed to be the beneficial owner of such securities. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the securities held by the Empery Funds. Each of the Empery Funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of such securities. The address of each of the Empery Funds, Empery Asset Management LP, Mr. Hoe and Mr. Lane is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York City, NY 10020.

(2) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 7,047,216 shares of Common Stock issuable upon the exercise of a Pre-Funded Warrant issued in the Private Placement and held by BCLS II Equity Opportunities, LP (“BCLS II Equity”), (ii) 18,898 shares of Common Stock and 18,898 shares of Common Stock issuable upon the exercise of pre-funded warrants held by Bain Capital Life Sciences Fund, L.P. (“BCLS Fund I”), (iii) 44,409 shares of Common Stock and 20,056 shares of Common Stock issuable upon the exercise of pre-funded warrants held by Bain Capital Life Sciences Fund II, L.P. (“BCLS Fund II”), (iv) 7,343 shares of Common Stock and 4,376 shares of Common Stock issuable upon the exercise of pre-funded warrants held by BCIP Life Sciences Associates, LP (“BCIPLS”), (v) 309,002 shares of Common Stock, 243,461 shares of Common Stock issuable upon the exercise of pre-funded warrants, 214,956 shares of Common Stock issuable upon the exercise of warrants and 68,818 shares of Common Stock issuable upon the exercise of Class C warrants held by BCLS II Investco, LP (“BCLS II Investco”) and (vi) 116,339 shares of Common Stock, 62,952 shares of Common Stock issuable upon the exercise of pre-funded warrants, 89,633 shares of Common Stock issuable upon the exercise of warrants and 28,696 shares of Common Stock issuable upon the exercise of

Class C warrants held by BCLS I Investco, LP (“BCLS I Investco” and collectively with BCLS II Equity, BCLS Fund I, BCLS Fund II, BCIPLS and BCLS II Investco, the “Bain Capital Life Sciences Holders”). The shares reported under “Number of Shares of Common Stock Being Offered” consist of 7,047,216 shares of Common Stock issuable upon exercise of the Pre-Funded Warrant held by BCLS II Equity The Bain Capital Life Sciences Holders are (A) prohibited from exercising warrants to purchase common stock, pre-funded warrants previously held or Pre-Funded Warrants purchased in the Private Placement if, as a result of such exercise, the Bain Capital Life Sciences Holders would beneficially own more than 9.99% of the total number of shares of Common Stock then issued and outstanding immediately after giving effect to the exercise and (B) prohibited from exercising Class C warrants to purchase Common Stock if, as a result of such exercise, the Bain Capital Life Sciences Holders would beneficially own more than 4.99% of the total number of shares of Common Stock then issued and outstanding immediately after giving effect to the exercise. The number of shares represented as beneficially owned in columns 2 and 4 above do not give effect to any Beneficial Ownership Limitation in the Pre-Funded Warrants or the other warrants held by the Bain Capital Life Sciences Holders, but the percentage set forth in columns 3 does give effect to such Beneficial Ownership Limitations. Bain Capital Life Sciences Investors, LLC, (“BCLSI”), (i) is the general partner of Bain Capital Life Sciences Partners, LP, which is the general partner of BCLS Fund I, (ii) is the manager of Bain Capital Life Sciences Investors II, LLC, which is the general partner of BCLS Fund II and (iii) governs the investment strategy and decision-making process with respect to investments held by BCIP-LS. BCLS II Investco (GP), LLC, whose manager is BCLS Fund II, is the general partner of BCLS II Investco, BCLS II Equity Opportunities GP, LLC, whose manager is BCLS Fund II, is the general partner of BCLS II Equity, and BCLS I Investco GP, LLC, whose manager is BCLS Fund I, is the general partner of BCLS I Investco. As a result, BCLSI may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Life Sciences Holders. The address of each of the Bain Capital Life Sciences Holders is c/o Bain Capital Life Sciences, 200 Clarendon Street, Boston, MA 02116.

(3) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 1,734,184 shares of Common Stock and 5,311,810 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Growth Equity Opportunities 18 VGE, LLC (“GEO”) in the private placement and (ii) 499,560 shares of Common Stock, 610,190 shares of Common Stock issuable upon the exercise of pre-funded warrants, 456,839 shares of Common Stock issuable upon the exercise of warrants and 189,393 shares of Common Stock issuable upon the exercise of Class C warrants held by GEO. The Pre-Funded Warrants carry a limitation on exercise preventing GEO from exercise if such exercise results in GEO beneficially owning in excess of 4.99% of the number of shares of our Common Stock, which percentage can be increased or decreased at the option of GEO upon 61 days prior notice however not to exceed 19.99%. The pre-funded warrants previously owned carry a limitation on exercise preventing GEO from exercise if such exercise results in GEO beneficially owning in excess of 9.99% of the number of shares of our common stock, which percentage can be increased or decreased at the option of GEO upon 61 days prior notice however not to exceed 9.99%. The warrants and the Class C warrants carry a limitation on exercise preventing GEO from exercise if such exercise results in GEO beneficially owning in excess of 4.99% of the number of shares of our common stock, which percentage can be increased or decreased at the option of GEO upon 61 days prior notice however not to exceed 9.99%. NEA 18 Venture Growth Equity, L.P. (“NEA 18 VGE”) is the sole member of GEO and NEA Partners 18 VGE, L.P. (“NEA Partners 18 VGE”) is the sole general partner of NEA 18 VGE. NEA 18 VGE GP, LLC (“NEA 18 VGE LLC” and, together with NEA Partners 18 VGE, the “Control Entities”) is the sole general partner of NEA Partners 18 VGE. Ali Behbahani (“Behbahani”), Carmen Chang (“Chang”), Anthony A. Florence, Jr. (“Florence”), Mohamad H. Makhzoumi (“Makhzoumi”), Edward T. Mathers (“Mathers”), Scott D. Sandell (“Sandell”), Paul Walker (“Walker”) and Rick Yang (“Yang”) are the managers of NEA 18 VGE LLC. The address of the principal business office of GEO, NEA 18 VGE, each Control Entity and Sandell is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Behbahani, Chang, Makhzoumi, Walker and Yang is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Florence and Mathers is New Enterprise Associates, 104 5th Avenue, 19th Floor, New York, NY 10001.

(4) The shares reported under “Shares Beneficially Owned Prior to the Offering” consist of (i) 107,500 shares of Common Stock held by Coastlands Capital Partners LP (“Coastlands Capital”) and (ii) 7,047,216 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Coastlands Capital in the private placement. The Pre-Funded Warrants held by Coastlands Capital prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Coastlands Capital, its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%. Coastlands Capital LP is the investment adviser to Coastlands Capital and Coastlands Capital GP LLC (the “Coastlands GP”) is the general partner of Coastlands Capital. Coastlands Capital LLC (the “General Partner” and together with Coastlands Capital, Coastlands Capital LP and Coastlands GP, the “Coastlands Entities”) is the general partner of Coastlands Capital LP. Matthew D. Perry is the control person of the Coastlands Entities. The Coastlands Entities and Mr. Perry each disclaim membership in a group. The Coastlands Entities and Mr. Perry also each disclaim beneficial ownership of the shares of common stock except to the extent of such entity or person’s pecuniary interest therein. The address of the Coastlands Entities and Mr. Perry is 601 California St., Suite 1210, San Francisco, CA 94108.

(5) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 1,122,484 shares of Common Stock and 4,162,137 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Master Fund”) in the private placement. The Pre-Funded Warrants carry a limitation on exercise preventing Deep Track Master Fund from exercise if such exercise results in Deep

Track Master Fund beneficially owning in excess of 9.99% of the number of shares of our Common Stock. David Kroin is the managing member of Deep Track Capital GP, LLC (“Deep Track GP”). Deep Track GP is the general partner of Deep Track Capital, LP (“Deep Track IM”). Deep Track IM is the investment manager of Deep Track Master Fund. The address of each of the foregoing entities and persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(6) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 1,571,478 shares of Common Stock and 2,655,744 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Trails Edge Biotechnology Master Fund, LP (“Trails Edge Biotechnology”) in the private placement. The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Trails Edge Capital Partners, LP (“Trails Edge Capital”), as the investment manager to Trails Edge Biotechnology, may be deemed to beneficially own these securities. Mr. Yehudai, as the Chief Investment Officer of Trails Edge Capital, exercises voting and investment discretion with respect to these securities and as such may be deemed to beneficially own such securities.

(7) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 1,158,732 shares of Common Stock and 668,287 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Biotechnology Value Fund, L.P. (“BVF”) in the private placement, (ii) 906,855 shares of Common Stock and 523,019 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Biotechnology Value Fund II, L.P. (“BVF II”) in the private placement, (iii) 123,369 shares of Common Stock and 71,152 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Biotechnology Value Trading Fund OS LP (“BVF Trading”) in the private placement and (iv) 44,786 shares of Common Stock and 25,830 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by MSI BVF SPV, LLC (“MSI” and, together with BVF, BVF II and BVF Trading, the “BVF Entities”). The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. BVF I GP LLC, as general partner of BVF, may be deemed to beneficially own the shares held by BVF. BVF II GP LLC, as general partner of BVF II, may be deemed to beneficially own the shares held by BVF II. BVF GP Holdings LLC, as the sole member of BVF I GP LLC and BVF II GP LLC, may be deemed to beneficially own the shares beneficially owned by BVF and BVF II. BVF Partners OS Ltd, as general partner of BVF Trading, may be deemed to beneficially own the shares beneficially owned by BVF Trading. BVF Partners L.P., or BVF Partners, as the sole member of BVF Partners OS Ltd. and the investment adviser of each of BVF, BVF II, BVF Trading and MSI, may be deemed to beneficially own the shares beneficially owned by BVF, BVF II, BVF Trading and MSI. BVF Inc., as general partner of BVF Partners, and Mark N. Lampert, as officer and director of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Partners and has shared voting and dispositive power over such shares. Each of BVF I GP LLC, BVF II GP LLC, BVF GP Holdings LLC, BVF Partners OS Ltd., BVF Partners, BVF Inc. and Mr. Lampert disclaim beneficial ownership over the shares. The principal business address of the BVF Entities is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(8) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 1,088,809 shares of Common Stock and 2,434,031 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Kalehua Capital Partners LP (“Kalehua Capital”) in the private placement. The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 4.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Kalehua Capital Management LLC (“Kalehua Management”) is the managing partner of Kalehua Capital. Tai-Li Chang has voting and investment authority over all of the shares beneficially owned by each of Kalehua Capital and Kalehua Management. The principal address of Kalehua Capital is 3819 Maple Avenue, Dallas, Texas 75219.

(9) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 1,032,015 shares of Common Stock and 595,205 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Blackwell Partners LLC – Series A (“Blackwell”) in the private placement. The 2025 Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including Blackwell, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The address and principal office of Blackwell is 130 Main St. 2nd Floor New Canaan, CT 06840.

(10) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” represent 1,056,338 shares of Common Stock purchased in the private placement. The shares held by Stonepine Capital, LP may be deemed to be beneficially owned by Jon Plexico. Mr. Plexico disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address of Stonepine Capital, LP is c/o Stonepine Capital Management, 2900 NW Clearwater Drive, Ste 100-11, Bend OR 97703.

(11) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 560,067 shares of Common Stock and 323,013 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Nantahala Capital Partners Limited Partnership (“Nantahala Capital Partners”) in the private placement. The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including Nantahala Capital Partners, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The address and principal office of Nantahala Capital Partners is 130 Main St. 2nd Floor New Canaan, CT 06840.

(12) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 446,748 shares of Common Stock and 257,658 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by Pinehurst Partners, L.P. (“Pinehurst”) in the private placement. The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including Pinehurst, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The address and principal office of Pinehurst is 130 Main St. 2nd Floor New Canaan, CT 06840.

(13) The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 194,911 shares of Common Stock and 112,413 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants purchased by NCP RFM LP (“NCP”) in the private placement. The Pre-Funded Warrants contain an issuance limitation that prohibits the holder from exercising the Pre-Funded Warrants to the extent that after giving effect to such issuance after the exercise, the holder (together with the holder's affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates) would beneficially own in excess of 9.99% of our Common Stock outstanding immediately after giving effect to the issuance of the shares issuable upon exercise of the Pre-Funded Warrants. Nantahala Capital Management, LLC has the power to direct the disposition of the shares held by the funds and separately managed accounts under its control, including NCP, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The address and principal office of NCP is 130 Main St. 2nd Floor New Canaan, CT 06840.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Shares or interests in Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of Shares or interests therein:

•distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the Shares covered by this prospectus and (ii) the date on which the Shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreements, such that they may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Certain legal matters relating to the issuance of the Shares offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxies, information statements and other information filed with the SEC.

Our filings are available to the public on the Internet, through a database maintained by the SEC at www.sec.gov. We also maintain a website at www.x4pharma.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below:
•Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 26, 2025 (and any portions of our Definitive Proxy Statement on Schedule 14A filed on April 25, 2025 that are incorporated by reference therein);
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 1, 2025 and August 8, 2025, respectively;
•Current Reports on Form 8-K filed with the SEC on January 13, 2025 (Item 1.01 only), February 6, 2025 (Item 2.05 only), March 3, 2025, April 18, 2025, April 24, 2025, June 11, 2025, June 23, 2025, August 12, 2025, August 13, 2025, and August 25, 2025; and
•the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 15, 2017, including any amendments or reports filed for the purposes of updating this description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents, with the exception of any portion of any report or document that is not deemed “filed” under such provisions on or after the date of this prospectus, until the earlier of the date on which: (i) all of the securities registered hereunder have been sold; or (ii) the registration statement of which this prospectus is a part has been withdrawn.

Under no circumstances will any information furnished but not filed under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing, calling or emailing us at the contact information set forth below. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, neither we nor the Selling Stockholders take any responsibility for any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

X4 Pharmaceuticals, Inc.
61 North Beacon Street, 4th Floor
Boston, MA 02134
(857) 529-8300

X4 Pharmaceuticals, Inc.

59,893,548 Shares of Common Stock
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PROSPECTUS

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September 17, 2025